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                                                                EXHIBIT 10.7


                        TAX INDEMNIFICATION AGREEMENT


  This Tax Indemnification Agreement (this "Agreement") is made this ___ day of ____________, 1998, by and among Rock Financial Corporation, a Michigan corporation ("Rock"), and each of Daniel Gilbert, Gary Gilbert and Lindsay Gross (collectively, the "Shareholders").


                               R E C I T A L S

  A. Rock made an election to be treated as an S corporation within the meaning of Section 1361 of the Internal Revenue Code of 1986, as amended (the "Code"), and corresponding provisions of state income tax law, for the period commencing March 1, 1992, to the date of termination of such election upon Rock's issuance of stock to the public pursuant to an initial public offering ("IPO") of such stock (the "S Period").

  B. Rock will be a C corporation within the meaning of Section 1361 of the Code and corresponding provisions of state income tax law from and after the date of termination of Rock's S election.

  C. Pursuant to Section 1362(e)(2) of the Code, Rock's income or loss for all of 1998 will be pro rated among the days in 1998 for purposes of allocating Rock's income for 1998 between (i) the period commencing on January 1, 1998, and ending on the last day of the S Period and (ii) the balance of the year, provided that such allocation is not required under Section 1362(e)(6)(D) of the Code to be based on a closing of the books.

  D. The Board of Directors of Rock is expected to declare a dividend, payable to shareholders of record on the date preceding the day that Rock's S election is revoked, in the amount determined by Rock to be Rock's "accumulated adjustments account" within the meaning of Section 1368(e) of the Code, which accumulated adjustments account includes (is increased by) the amount of Rock's taxable income allocable to the Shareholders during the S Period.

  NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto agree as follows:

  1. Covenants of Rock.

   (a) Promptly following the issuance of stock to the public pursuant to the IPO, Rock shall distribute to the Shareholders cash in the amount of Rock's accumulated adjustments account as of the end of 1997, adjusted for Rock's estimate of income or loss for the period from January 1, 1998 through the last day of the S Period, taking into account Rock's projection of income or loss for all of 1998 and the allocation of such income or loss ratably over the days in 1998.

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   (b)   Rock shall, as soon as practical following the end of 1998, determine
  (i) Rock's income or loss for 1998, (ii) the allocation of such income or loss as between (A) the period commencing on January 1, 1998 and ending on the last day of the S Period and (B) the balance of 1998, using the method prescribed by Section 1362(e) of the Code and (iii) the balance, if any, of Rock's accumulated adjustments account.

   (c) Promptly following the determination and allocation of Rock's income or loss for 1998 pursuant to (b) above, but in any event within the one year "post-termination transition period" as defined in Section 1377(b)(1) of the Code, Rock shall pay, to the Shareholders, the balance of Rock's accumulated adjustments account, if any, as determined pursuant to (b) above.

  2. Representations, Warranties and Covenants of Shareholders. The Shareholders jointly and severally represent, warrant and covenant to Rock that:

   (a) The Shareholders have duly and timely filed, or will duly and timely file, their personal income tax returns for each period with or within which ends any taxable year of Rock included in the S period ("Shareholder Tax Returns").

   (b) The Shareholders have duly included, or will duly include, in their Shareholder Tax Returns their respective shares of Rock's taxable income from all sources through and including the last business day of the S Period (the "S Corporation Taxable Income").

   (c) There are no audits, inquiries, investigations or examinations relating to any of the Shareholder Tax Returns pending, and there are no claims which have been asserted relating to any of the Shareholder Tax Returns which, if determined adversely, would result in the assertion by the Internal Revenue Service, Michigan Department of Treasury or any other tax authority or agency of any income tax ("Tax") deficiency against Rock.

   (d) To the extent that the amount distributed to them pursuant to Section 1(a) above exceeds the amount of Rock's accumulated adjustments account as determined pursuant to Section 1(b) above (but without taking into account the distribution pursuant to Section 1(a) above), the Shareholders shall promptly remit the difference to Rock.

  3. Indemnifications.

  Following the "post termination transition period" as defined in Section 1377(b)(1) of the Code:

   (a) The Shareholders, jointly and severally, shall be responsible for and shall indemnify and save and hold harmless Rock from and against all Tax, interest and penalties imposed on Rock resulting from a final determination of an adjustment to the

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Shareholders' taxable income resulting in a decrease in the Shareholders' S
Corporation Taxable Income and a corresponding increase in Rock's taxable income.

   (b) Rock shall indemnify and save and hold harmless each Shareholder from and against all Tax, interest and penalties imposed on such Shareholder resulting from a final determination of an adjustment to Rock's taxable income resulting in a decrease in Rock's taxable income and a corresponding increase in such Shareholder's S Corporation Taxable Income. Further, Rock shall indemnify and hold harmless each Shareholder from and against Tax incurred by such Shareholder resulting from the receipt of any indemnification payments made to such Shareholder pursuant hereto.

   (c) The Shareholders or Rock, as the case may be, shall make any payment required under this Section 3 within thirty (30) days after receipt of notice from the other party that a payment is due by such party to the appropriate taxing authority.

   (d) If a Tax audit is commenced with respect to the S Period or any Tax is claimed for which the Shareholders would be required to indemnify Rock, written notice thereof shall be given to the Shareholders as promptly as practicable; provided, however, that the failure to give timely notice shall not affect rights to indemnification hereunder except to the extent that the Shareholders demonstrate actual damage caused by such failure. After such notice, if the Shareholders shall acknowledge in writing to Rock that they are obligated under the terms of their indemnity hereunder in connection with such audit or claim, then the Shareholders shall be entitled, if they so elect, to take control of the defense and investigation of such audit or claim and to employ and engage attorneys of their own choice to handle and defend the same, at the Shareholders' cost, risk and expense provided that the Shareholders and their counsel shall proceed with diligence and in good faith with respect thereto. Rock shall cooperate in all reasonable respects with the Shareholders and such attorneys in the defense and investigation of such audit or claim and any appeal arising therefrom, and shall not enter into any agreement with any tax authority with respect to such audit or claim without the prior consent of the Shareholders; provided, however, that Rock may, subject to the Shareholders' control of the defense and investigation of such audit or claim, at its own cost, participate in the defense and investigation of such audit or claim and any appeal arising therefrom.

  4. Notice. All notices and other communications made in connection with this Agreement shall be in writing and shall be deemed given when delivered personally or sent by facsimile transmission to the numbers indicated below (if physical confirmation of transmission is retained) or on the third succeeding business day after being mailed by registered or certified mail, deposited in the United States mail, postage prepaid, return receipt requested, to the appropriate party at its or his address below or at such other address for such party as shall be specified by written notice when in fact delivered pursuant hereto:

   If to Rock, at:


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   Dan Gilbert
   c/o Rock Financial Corporation
   30600 Telegraph Road
   Fourth Floor
   Bingham Farms, Michigan  48025
   Fax:  (248) 540-9113


   If to the Shareholders, at:

   Dan Gilbert
   c/o Rock Financial Corporation
   30600 Telegraph Road
   Fourth Floor
   Bingham Farms, Michigan  48025
   Fax:  (248) 540-9113

  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                        ROCK FINANCIAL CORPORATION,
                                        a Michigan corporation


                                        By:
                                           ------------------------------

                                          Its:
                                              ---------------------------



                                        ---------------------------------
                                        DAN GILBERT


                                        ---------------------------------
                                        GARY GILBERT


                                        ---------------------------------
                                        LINDSAY GROSS




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